Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Paul Susie
Chief Financial Officer &
Executive Vice President
Email: psusie@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces First Quarter Earnings

Annapolis, MD (April 26, 2017) – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $925 thousand or $0.06 per share for the first quarter of 2017, a 2.0% increase from net income of $907 thousand or $0.03 per share for the first quarter of 2016. Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends and discount amortization. Return on Average Assets (ROAA) was 0.47% for the quarter ended March 31, 2017, which was an improvement over the 0.12% reported for the quarter ended March 31, 2016. The Efficiency Ratio dropped to 81.25% for the quarter versus 85.32% for the first quarter of 2016.

Total assets increased by $11.3 million to $798.7 million as of March 31, 2017 compared to $787.4 million as of December 31, 2016. Loans remained flat at $609.7 million as of March 31, 2017 versus $610.3 million as of December 31, 2016. Deposits increased by $21.8 million to $593.8 million as of March 31, 2017, an increase of 3.8% over December 31, 2016. Borrowings decreased by $10 million during the quarter ended March 31, 2017 as the bank continues to pay down its FHLB borrowings.

“We are committed to increasing shareholder value”, stated Alan J. Hyatt, President and Chief Executive Officer. Mr. Hyatt continued, “We are focused on increasing revenue and driving loan growth. We are committed to Anne Arundel County and providing excellent service to the residents and local businesses. Our team is building relationships and representing Severn well in the community. We see a lot of opportunity for a successful remainder of the year.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of $798.7 million and five branches located in Annapolis, Edgewater, Severna Park and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

Quarterly income statement results:	Three Months Ended March 31,
	2017	2016	$ Change	% Change

Interest Income

Interest on loans	$7,131	$7,107	$24	0.34%
Interest on securities	269	311	(42)	-13.49%
Other interest income	157	86	71	82.56%

Total interest income	7,557	7,504	54	0.71%

Interest Expense

Interest on deposits	975	979	(4)	-0.45%
Interest on long term borrowings	996	1,290	(294)	-22.75%

Total interest expense	1,971	2,269	(298)	-13.13%

Net interest income	5,586	5,235	351	6.70%

Provision for loan losses	(275)	0	(275)	100.00%

Net interest income after provision for loan losses	5,861	5,235	626	11.96%

Other Income

Mortgage-banking revenue	450	721	(271)	-37.58%
Real Estate Commissions	380	118	262	221.95%
Real Estate Management Income	194	165	29	17.87%
All other income	334	246	88	35.77%

Net other income	1,358	1,250	108	8.67%

Net interest income plus other income	7,219	6,485	734	11.32%

Non-Interest Expenses

Compensation and related expenses	3,757	3,636	121	3.32%
Net Occupancy & Depreciation	336	452	(116)	-25.56%
Net Costs of Foreclosed Real Estate	33	45	(12)	-25.91%
Other	1,549	1,445	104	7.18%

Total non-interest expenses	5,675	5,578	97	1.75%

Income before income tax provision	1,544	907	637	70.22%

Income tax provision	619	0	619	100.00%

Net income	$925	$907	$18	2.02%
Net income available to common shareholders	$787	$313	$474	151.49%

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	March 31, 2017	December 31, 2016	$ Change	% Change
Balance Sheet Data:

ASSETS
Cash	$19,782	$39,396	$(19,614)	-49.79%
Federal funds and Interest bearing deposits in other banks	63,775	27,718	36,057	130.09%
Investment securities available for sale	7,151	-	7,151	100.00%
Investment securities held to maturity	59,283	62,757	(3,474)	-5.54%
Loans held for sale	2,755	10,307	(7,552)	-73.27%
Loans receivable	609,741	610,278	(537)	-0.09%
Loan valuation allowance	(8,332)	(8,969)	637	-7.11%
Accrued interest receivable	2,262	2,249	13	0.58%
Foreclosed real estate, net	1,243	973	270	27.76%
Premises and equipment, net	23,792	24,030	(238)	-0.99%
Restricted stock investments	4,701	5,103	(402)	-7.88%
Deferred income taxes	9,473	10,081	(608)	-6.03%
Prepaid expenses and other assets	3,115	3,562	(447)	-12.55%

	$798,741	$787,485	$11,256	1.43%

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits	$593,762	$571,946	$21,816	3.81%
Borrowings	93,500	103,500	(10,000)	-9.66%
Suboridinated debentures	20,619	20,619	-	0.00%
Accounts payable and accrued expenses	2,020	3,490	(1,470)	-42.13%

Total Liabilities	709,901	699,555	10,346	1.48%

Preferred stock	4	4	0	0.00%
Common stock	121	121	0	0.00%
Additional paid-in capital	64,098	63,960	138	0.22%
Retained earnings	24,632	23,845	787	3.30%
Accumulated comprehensive loss	(15)	-	(15)	-100.00%

Total Stockholders' Equity	88,840	87,930	910	1.03%

	$798,741	$787,485	$11,256	1.43%

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Per Share Data:
Basic earnings per share	$0.06	$0.03
Diluted earnings per share	$0.06	$0.03
Average basic shares outstanding	12,125,553	10,088,879
Average diluted shares outstanding	12,210,580	10,128,251

Performance Ratios:
Return on average assets	0.47%	0.12%
Return on average equity	4.24%	1.07%
Net interest margin	3.05%	3.07%
Efficiency ratio*	81.25%	85.32%

	March 31, 2017	December 31, 2016
Asset Quality Data:
Non-accrual loans	$7,577	$9,852
Foreclosed real estate	1,243	973
Total non-performing assets	8,820	10,825
Total non-accrual loans to total loans	1.2%	1.6%
Total non-accrual loans to total assets	0.9%	1.3%
Allowance for loan losses	8,332	8,969
Allowance for loan losses to total loans	1.4%	1.5%
Allowance for loan losses to total non-accrual loans	110.0%	91.0%
Total non-performing assets to total assets	1.1%	1.4%
Non-accrual troubled debt restructurings (included above)	2,782	2,392
Performing troubled debt restructurings	16,305	18,066
Loan to deposit ratio	102.7%	106.7%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income